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Weyerhaeuser Reports 2nd Quarter Net Earnings of $32 Million, or 15 Cents per Diluted Share, on Sales of $4.3 Billion
FEDERAL WAY, Wash. (Aug. 3, 2007) — Weyerhaeuser Company (NYSE: WY) today reported net earnings of $32 million for the second quarter of 2007, or 15 cents per diluted share, on sales of $4.3 billion.
Second quarter 2007 earnings include the following after-tax items:
•	A charge of $30 million, or 14 cents per diluted share, for asset impairments in the Wood Products and Real Estate and Related Assets segments, closures of Wood Products facilities and the sale of the Canadian distribution facilities.

•	A charge of $27 million, or 12 cents per diluted share, related to the early extinguishment of debt.

•	A charge of $25 million, or 12 cents per diluted share, related to legal settlements and a contract termination.

•	A charge of $5 million, or 2 cents per diluted share, for additional costs related to the fine paper business and related assets that were distributed to Weyerhaeuser shareholders in the first quarter 2007 Domtar transaction.

•	A net gain of $15 million, or 7 cents per diluted share, on the sale of a previously closed box plant site in California and charges related to a fire and subsequent closure of a New Jersey box plant.
Excluding these items, the company earned $104 million, or 48 cents per diluted share, in the second quarter of 2007.
Second quarter 2006 results have been recast to reflect the fine paper business and related assets included in the Domtar transaction as discontinued operations and to apply a new accounting pronouncement to expense planned major maintenance costs as incurred.
For second quarter 2006, Weyerhaeuser net earnings were $298 million, or $1.19 per diluted share, on net sales of $4.9 billion. Second quarter 2006 earnings included the following after-tax items:
•	A charge of $12 million, or 5 cents per diluted share, related to the restructuring of the Containerboard, Packaging and Recycling business model.

•	A charge of $11 million, or 4 cents per diluted share, related to the closure of facilities.
In addition, net earnings for second quarter 2006 included a one-time tax benefit of $48 million, or 19 cents per diluted share, related to a change in Texas state income tax law, a reduction in the Canadian federal income tax rate and a deferred tax adjustment related to the Medicare Part D subsidy.
Excluding these items, the company earned $273 million, or $1.09 per diluted share, in the second quarter of 2006.
SUMMARY OF SECOND QUARTER BUSINESS PERFORMANCE
•	Timberlands — Higher seasonal costs and lower sales of non-strategic timberlands adversely affected earnings.

•	Wood Products — Lumber, plywood and oriented strand board prices increased slightly, but market conditions remained difficult.

•	Cellulose Fibers — Prices continued to increase.

•	Containerboard Packaging and Recycling — Normal seasonal upswing in packaging shipments occurred and average price realizations for packaging increased due to product mix, but fiber costs remain high.

•	Real Estate and Related Assets — Market conditions remain challenging and margins continue to decline.
“In response to continued challenging market conditions, we managed production and costs throughout the second quarter,” said Steven R. Rogel, chairman, president and chief executive officer. “Our focus remains on the strategic initiatives we’ve been implementing to create more value for shareholders. In the coming quarter, we will look for ways to further reduce costs and improve performance as we face challenges produced by the continuing sluggish housing market. Meeting these challenges will require tough decisions and the focus of every employee.”
SUMMARY OF SECOND QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	2Q 2007	2Q 2006	Change
Net earnings	$32	$298	($266)
Earnings per diluted share	$0.15	$1.19	($1.04)
Net sales	$4,334	$4,867	($533)
SEGMENT RESULTS FOR SECOND QUARTER
(Contributions to Pre-Tax Earnings)

Millions	2Q 2007	2Q 2006	Change
Timberlands	$142	$224	($82)
Wood Products	($123)	$131	($254)
Cellulose Fibers	$48	$23	$25
Fine Paper	$0	($20)	$20
Containerboard, Packaging and Recycling	$112	$69	$43
Real Estate and Related Assets	$64	$123	($59)
TIMBERLANDS

	2Q 2007	1Q 2007	Change
Contribution to pre-tax earnings (millions)	$142	$175	($33)
2Q 2007 Performance — Seasonal increases in road and silviculture costs, and a lower level of non-strategic timberland transactions, contributed to the decrease in earnings from the first quarter. In addition, the segment changed its method of accounting for oil and gas revenues and revenues associated with leasing the company’s timberlands. The effect of this change was an $11 million decrease in second quarter earnings. Price and volume movements did not have a significant effect on the change from first quarter.
3Q 2007 Outlook — Weyerhaeuser expects non-strategic timberland transactions to be higher in the third quarter compared with second quarter. The continued weakness in the housing market is expected to result in lower volumes and prices.
WOOD PRODUCTS

	2Q 2007	1Q 2007	Change
Contribution to pre-tax earnings (loss) (millions)	($123)	($167)	$44
2Q 2007 Performance — Excluding the items noted below, the segment’s net loss decreased $38 million from the first quarter, but still reflects difficult market conditions.

•	Second quarter 2007 includes pre-tax charges of $33 million for asset impairments and other charges which include the sale of the Canadian distribution business, the closure of the Miramichi, New Brunswick oriented strand board mill and the announced closure of the Claresholm, Alberta engineered lumber mill.

•	Second quarter 2007 also includes a pre-tax charge of $17 million for the expected settlement of litigation.

•	First quarter 2007 includes pre-tax charges of $56 million for asset impairment charges associated with the Canadian distribution business and the Miramichi oriented strand board mill.
Weak demand in housing continued to affect segment results. Average prices realized for lumber, plywood, and oriented strand board increased slightly from the first quarter, partially offset by decreased prices for engineered lumber. Sales volumes for lumber and engineered wood products increased, but plywood and oriented strand board volumes declined. The strengthening Canadian dollar had an unfavorable effect on the earnings contribution from products manufactured in Canada.
3Q 2007 Outlook — The company expects the segment to operate at a smaller loss in third quarter compared with the second quarter due primarily to higher prices for oriented strand board, and cost decreases for logs and overhead. Prices for softwood lumber and engineered wood products are expected to decrease. The company expects shipment volumes for lumber and engineered wood products to remain close to second quarter levels. Shipment volumes for oriented strand board are projected to decrease based on anticipated mill operating postures.
CELLULOSE FIBERS

	2Q 2007	1Q 2007	Change
Contribution to pre-tax earnings (millions)	$48	$22	$26
2Q 2007 Performance — Market conditions continued to improve. Pulp shipment volumes were down in the second quarter due to the first quarter completion of the Domtar transaction. Maintenance costs declined and overall productivity improved as the segment completed annual maintenance outages at two mills in the second quarter, compared to three mill maintenance outages in the first quarter.
3Q 2007 Outlook — Weyerhaeuser expects stronger prices to result in increased earnings from the segment in third quarter. The company has less annual maintenance scheduled.
CONTAINERBOARD, PACKAGING AND RECYCLING

	2Q 2007	1Q 2007	Change
Contribution to pre-tax earnings (millions)	$112	$67	$45
2Q 2007 Performance — The second quarter included a pre-tax gain of $29 million on the sale of a previously closed box plant site in California and $5 million in charges related to a fire and subsequent closure of the Closter, N.J. box plant. Excluding these items, segment earnings increased $21 million compared to first quarter.
Average packaging price realizations increased mainly due to product mix. Containerboard export prices were higher than first quarter. Increased packaging shipments and lower energy costs were partially offset by increased costs for old corrugated containers (OCC) and annual scheduled maintenance downtime at the containerboard mills.
3Q 2007 Outlook — Weyerhaeuser expects third quarter earnings for the segment to increase from second quarter levels. The company expects to benefit from higher packaging shipment volume, fewer scheduled maintenance outages and lower seasonal energy costs. OCC costs are expected to be higher.

REAL ESTATE AND RELATED ASSETS

	2Q 2007	1Q 2007	Change
Contribution to pre-tax earnings (millions)	$64	$58	$6
2Q 2007 Performance — Single-family home closings increased slightly over the first quarter; however, average sales prices and margins continued to decline due to the weak housing market. Second quarter earnings included a gain of $42 million on the sale of an apartment project and charges of $12 million for asset impairments. The backlog of homes sold, but not closed, remained approximately five months.
3Q 2007 Outlook — Weyerhaeuser expects third quarter earnings from this segment to be lower than the second quarter. Margins continue to decline due to difficult market conditions. The company does not anticipate any significant gains from non-homebuilding activities in the third quarter.
ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world’s largest forest products companies, was incorporated in 1900. In 2006, sales were $21.9 billion. It has offices or operations in 18 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.
EARNINGS CALL INFORMATION
Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Aug. 3 to discuss second quarter results.
To access the conference call from within North America, dial 1-800-218-0530 at least 15 minutes before the call. Those calling from outside North America should dial 1-303-205-0033. Replays will be available for one week at 1-800-405-2236 (access code — 11092363#) from within North America and at 1-303-590-3000 (access code — 11092363#) from outside North America.
The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com by clicking on the “Q2 2007 Earnings Conference Call” link.
The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).
FORWARD LOOKING STATEMENT
This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” anticipates,” “estimates,” and “plans,” and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with expectations for third quarter 2007 regarding the company’s markets, earnings and performance of the company’s business segments,, demand and pricing for the company’s products, non-strategic land sales, product mix, increases in OCC and fiber costs, lower seasonal energy costs and scheduled annual maintenance outages and related matters. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to:
•	The effect of general economic conditions, including the level of interest rates and housing starts;

•	Market demand for the company’s products, which may be tied to the relative strength of various U.S. business segments;

•	Energy prices;

•	Raw material prices;

•	Chemical prices;

•	Performance of the company’s manufacturing operations including unexpected maintenance requirements;

•	The successful execution of internal performance plans;

•	The level of competition from domestic and foreign producers;

•	The effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;

•	The effect of weather;

•	The risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	Transportation costs;

•	Legal proceedings;

•	The effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; and

•	Performance of pension fund investments and related derivatives.
The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar, and restrictions on international trade or tariffs imposed on imports. These and other factors could cause or contribute to actual results differing materially from such forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them occurs, what effect they will have on the company’s results of operations or financial condition. The company expressly declines any obligation to publicly revise any forward-looking statements that have been made to reflect the occurrence of events after the date of this news release.